EXHIBIT 10.1

AMENDMENT TO CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT (the "Amendment") is made as of the 31st day of December, 2008, by and between inTEST Corporation, a Delaware corporation ("inTEST") and Robert E. Matthiessen ("Executive").

WHEREAS, inTEST and Executive entered into an agreement, dated April 21, 2001, as amended August 27, 2007, (the "Agreement") which may be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, it is in the best interests of Executive and inTEST to amend the Agreement to comply with final regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code") in order for Executive to avoid the adverse tax consequences that would arise from a failure to comply with Code Section 409A, including the imposition of an additional 20% excise tax on payments provided thereunder;

NOW, THEREFORE, the parties, intending to be legally bound, agree to amend the Agreement as of January 1, 2009 by adding the following new Section 20 thereto:

"20. COMPLIANCE WITH CODE SECTION 409A. For purposes of this Agreement, Executive's termination of employment shall mean Executive's "separation from service" as defined under Code Section 409A. Each payment under this Agreement that is determined to be subject to Section 409A shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding any provision of this Agreement to the contrary, if Executive is a "specified employee" (as defined in Section 409A of the Code) as of his "separation from service" (as defined in Section 409A of the Code), then the payment of any amounts payable hereunder that are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any reduction in such payments ultimately paid or provided to Executive) until the first payroll date that occurs after the date that is six (6) months following Executive's "separation from service." Any such postponed payments shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive's "separation from service." If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive's estate within sixty (60) days after the date of his death."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

inTEST CORPORATION

By:   /s/ Alyn R. Holt
      Alyn R. Holt, Chairman of the Board

EXECUTIVE

/s/ Robert E. Matthiessen
Robert E. Matthiessen